For more information,
contact:	Judi Vitale
CFO
judiv@firstwave.net
770-431-1206

Thomas J. Rozycki, Jr.
GCI Group
trozycki@gcigroup.com
212-537-8016

Firstwave Reports First Quarter Results for 2004

ATLANTA, GA (April 27, 2004) – Firstwave Technologies, Inc. (NASDAQ: FSTW), a leading provider of industry-focused CRM solutions, announced today its financial results for the first quarter of 2004. Total revenues for the quarter were $1,661,000 and the Company’s net loss for the first quarter of 2004 was $1,187,000 compared to net income of $724,000 for the first quarter of 2003. The basic net loss per share was $0.44 for the first quarter of 2004 compared with basic net income of $0.30 per share for the first quarter of 2003.

The Company’s decreased revenue and net loss were due to a combination of factors: the reduction in revenue from the successful completion of a significant services project in 2003 with a leading global services company, timing issues with certain prospective customers, market conditions, and the early stage of its Sports initiative. Of note, support and maintenance revenues are currently being recognized from the significant services project.

“Our first quarter results follow a difficult last half of 2003 as we are transitioning the Company,” said Richard T. Brock, Firstwave chairman and CEO. “Although our management team is extremely disappointed in the results, we believe we are implementing strategies that are designed to return us to profitability. The Company will continue to monitor expenses closely while focusing on becoming leaders in our targeted market verticals.”

Firstwave’s strategy in the Sports market is proving to be effective, as realized with the securing of several marquis customers such as the All England Lawn, Tennis & Croquet Club (Wimbledon Championships), Wembley Stadium and the Arena Football League. However, the potential revenues from this new market have not been realized as quickly as originally anticipated.

Brock continued, “Our sports customers are excellent references and we are in current discussions with most of them to purchase additional licenses and/or services.”

Firstwave is streamlining sales and marketing efforts to focus on the Sports and High Technology markets, as well as cross-selling new products and services to existing customers. The Company continues to pursue cost reductions while implementing strategies to increase performance.

Software license revenues for the first quarter of 2004 decreased 78.8% to $341,000 compared with $1,607,000 for the first quarter of 2003. Services revenues for the first quarter of 2004 were $622,000 compared to $2,140,000 in the first quarter of 2003, representing a 70.9% decrease. The Company’s maintenance revenues for the first quarter of 2004 increased 25.5% to $664,000 from $529,000 for the first quarter of the prior year. Total revenues for the first quarter of 2004 were $1,661,000 compared with $4,281,000 for the first quarter of the prior year, representing a 61.2% decrease. The Company had a cash balance of $1.7 million as of March 31, 2004.

A result of the Company’s new focus on sports is a shift in revenue from up-front license fees to anticipated recurring revenue from ticket and fan club membership sales. This approach results in revenue being recognized at the time of the sporting event.

“Transaction-based revenues from ticketing and fan club memberships allow us to begin accumulating cash as tickets are sold, however, according to Generally Accepted Accounting Principles, the Company cannot recognize the revenue until the underlying sporting events take place,” said David R. Simmons, Firstwave president and COO. “Although cash receipts do not impact revenues, the result is increased likelihood of subsequent recognizable revenues.”

“We believe we have several positive initiatives being implemented at Firstwave. With our continued success from the Connect Care acquisition and customers, our development efforts for a robust suite of products for sports, our growing presence internationally, and the addition of revenue sources from transaction-based fees, we believe we have begun to gain some positive momentum in our efforts to improve the Company’s performance,” said Brock.

Firstwave will hold its first quarter earnings conference call today, April 27, at 4:45 P.M. EDT. To participate in the call from the United States and Canada, please dial (800) 946-0706 approximately five minutes prior to the start time. To participate in the call from outside the United States and Canada, please dial (719) 457-2638 five minutes prior to the start time. The Conference ID is 848996. Two hours after the completion of the conference call, a digital recording of the call will be available for seven days, and can be accessed by dialing (888) 203-1112 from inside the United States and Canada and (719) 457-0820 from outside the United States and Canada and entering the Conference ID 848996.

The call also will be simultaneously broadcast live over the Internet, where it can be accessed at http://www.firstcallevents.com/service/ajwz404699781gf12.html or www.firstwave.net beginning at 4:30 P.M. EDT. The online archive of the broadcast, along with any financial and other statistical information contained in the presentation, will be available within one hour of the live call at www.firstwave.net, where it will remain available for a period of twelve months. Please allow extra time prior to the call to visit the broadcast website and download the streaming media software required to listen to the Internet broadcast.

About Firstwave

Firstwave® Technologies, Inc. is a global provider of strategic CRM solutions specifically designed for the Sports and High Tech industries. Firstwave’s solutions provide companies with fit-to-purpose features that optimize how companies win, maintain and grow customer and organizational relationships while improving the overall customer experience. With 20 years of experience in CRM, Firstwave’s legacy of CRM best practices and Customer-First Commitment has earned the Company numerous industry awards and accolades. Firstwave is headquartered in Atlanta, Georgia. For more information, visit the Company’s web site at www.firstwave.net or call 1-800-540-6061.

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NOTE: Except for historical information contained herein, the matters set forth in this communication are “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, future, growth, should and words of similar meaning. Firstwave Technologies, Inc. (the “Company”) notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as potential fluctuations in quarterly results due to delays in purchase decisions, lower volume of ticket sales than anticipated and other adverse market conditions, whether the Company will be able to continue diversification of its revenues, competition and technological developments, the Company’s capital requirements and other liquidity concerns, the Company’s ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed under the caption “Certain Factors Affecting Forward Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and under the caption “Risk Factors” and elsewhere in the Company’s Registration Statement on Form S-3 (as declared effective on July 25, 2003), both filed with the Securities and Exchange Commission (“SEC”), which discussions are incorporated herein by this reference. The information set forth herein is provided as of the date hereof. The Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2004 or beyond.

Firstwave Technologies, Inc.
Selected Financial Information
(in thousands, except per share data)

Consolidated Statement of Operations	Quarter Ended March 31,

	2003	2004
Revenues	$4,281	$1,661
Operating income/(loss)	769	(1,131)
Income/(loss) before income taxes	780	(1,132)
Income/(loss) after taxes	$779	$(1,132)
Dividends on preferred stock	(55)	(55)
Net income/(loss) applicable to
common shareholders	$724	$(1,187)
Basic:
Earnings/(loss) per share	$0.30	$(0.44)
Weighted average shares	2,430	2,674
Diluted:
Earnings/(loss) per share	$0.24	$(0.44)
Weighted average shares	3,299	2,674

Consolidated Balance Sheet	Dec 31, 2003	Mar 31, 2004

Cash	$2,704	$1,711
AR and other current assets	2,221	2,359

Total current assets	$4,925	$4,070

Long term assets	6,882	6,554

Total assets	$11,807	$10,624

Current Liabilities	3,438	3,527
Shareholders Equity	8,369	7,097

Total liabilities and shareholders equity	$11,807	$10,624